Exhibit 10.1

EMPLOYERS HOLDINGS, INC.

EQUITY AND INCENTIVE PLAN

STOCK OPTION AGREEMENT

[_______ _____] (the “Optionee”) is granted, effective as of the 8th day of August, 2007 (the “Date of Grant”), options (the “Options”) to purchase shares of common stock, par value $.01 (the “Stock”) of Employers Holdings, Inc. (the “Option Shares”) pursuant to the Equity and Incentive Plan (the “Plan”) of Employers Holdings, Inc. (the “Company”). The Options are subject to the terms and conditions set forth below in this Stock Option Agreement (this "Agreement") and in the Plan, which is a part of this Agreement. To the extent that there is a conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern. Any term not defined herein shall have the meaning assigned to such term in the Plan.

1.	Exercise Price: $[__] per Option Share
2.	Number of Option Shares: [___]
3.	Type of Option: Nonqualified stock option
4.

Vesting: The Options granted hereunder will become vested in accordance with the following schedule, provided that the Optionee has been continuously employed by the Company through the relevant vesting dates and subject to accelerated vesting as set forth in Section 7 of the Plan and as set forth below:

Date of Vesting	Option Shares Vested

February 8, 2008	1/4th of the Option Shares
February 8, 2009	1/4th of the Option Shares
February 8, 2010	1/4th of the Option Shares
February 8, 2011	1/4th of the Option Shares

5.	Exercise of Option:
(a)

The Option may be exercised with respect to vested Option Shares, from time to time, in whole or in part (but with respect to whole shares only), by delivery of a written notice (the “Exercise Notice”) from the Optionee to the Company, which Exercise Notice shall:

(i)	state that the Optionee elects to exercise the Option;
(ii)	state the number of Option Shares with respect to which the Optionee is exercising the Option;
(iii)	in the event that the Option shall be exercised by the representative of the Optionee’s estate, include appropriate proof of the right of such person to exercise the Option;

(iv)	state the date upon which the Optionee desires to consummate the purchase of such Option Shares (which date must be prior to the termination of the Option); and
(v)	comply with such further provisions as the Company may reasonably require.
(b)

Payment of the Exercise Price for the Option Shares to be purchased on the exercise of the Option shall be made, in full, by: (i) certified or bank cashier’s check payable to the order of the Company, (ii) unless otherwise determined by the Committee at the time of exercise, in the form of Shares already owned by the Optionee that have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iii) unless otherwise determined by the Committee at the time of exercise, authorization for the Company to withhold a number of shares otherwise payable pursuant to the exercise of an Option having a Fair Market Value less than or equal to the aggregate Exercise Price, (iv) any other form of consideration approved by the Committee and permitted by applicable law or (v) any combination of the foregoing.

(c)

As a condition of delivery of the Option Shares, the Company shall have the right to require the Optionee to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. The Optionee may satisfy the foregoing requirement by electing to have the Company withhold from delivery Shares or by delivering already owned unrestricted Shares, in each case, having a value equal to the minimum amount of tax required to be withheld. Such shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined.

6.	Expiration Date:
(a)

General. Subject to earlier termination upon the occurrence of certain events related to the termination of the Optionee’s employment as provided in Section 6(c) of the Plan, the Options granted hereunder shall expire on the seventh (7th) annual anniversary of the Date of Grant, unless earlier exercised (such seven year period, the “Option Term”). This Agreement does not constitute an employment contract.

(b)

Death or Disability. If the Optionee's employment terminates by reason of the Optionee’s total and permanent disability (as defined in any agreement between the Optionee and the Company or, if no such agreement is in effect, as determined by the Committee in its good faith discretion) or death, the Option Shares shall vest in full as of the date of such termination of employment and the Option shall remain exercisable for a period of one year thereafter, regardless of the otherwise scheduled expiration of the Option Term.

(c)

Retirement. If the Optionee's employment terminates by reason of the Optionee’s retirement (as defined below), the Option Shares shall continue vesting in accordance with the schedule set forth in Section 4 of this Agreement and shall remain exercisable for a period of three years following such date of termination, but in no event following the expiration of the Option Term, in each case, so long as the Optionee refrains from engaging in Harmful Conduct, provided, however, that if the Optionee dies during such post-termination exercise period, the Option shall remain exercisable with respect to the vested Option Shares for no less than one year following the Optionee’s death, regardless of the otherwise scheduled expiration of the Option Term. For purposes of this

Agreement, “retirement” shall mean any termination of the Optionee’s employment where the sum of the Optionee’s age and service credit since January 1, 2000, equals or exceeds 65.

(d)

Without Cause. If the Company terminates the Optionee’s employment other than for Cause, a portion of the Option Shares shall vest as of the date of such termination of employment equal to the product of (a) the total number of Option Shares granted pursuant to this Agreement and (b) a fraction, the numerator of which is the number of full months elapsed since the Date of Grant and the denominator of which is 42. The Option shall remain exercisable with respect to the vested Option Shares for a period of one year thereafter, but in no event following the expiration of the Option Term, provided, however, that if the Optionee dies during such post-termination exercise period, the Option Shares shall remain exercisable for no less than one year following the Optionee’s death, regardless of the otherwise scheduled expiration of the Option Term.

(e)

Cause. If the Company terminates the Optionee’s employment for Cause, the unexercised portion of the Option Shares, whether vested or unvested, shall terminate immediately and the Optionee shall have no right thereafter to exercise any part of the Option Shares.

(f)

Voluntary Termination. If the Optionee terminates his or her employment voluntarily and not for any of the reasons set forth above, the Option Shares, to the extent vested on the date of termination of employment, shall remain exercisable for 90 days following such termination of employment, provided, however, that if the Optionee dies during such post-termination exercise period, the Option shall remain exercisable with respected to vested Option Shares for no less than one year following the Optionee’s death, regardless of the otherwise scheduled expiration of the Option Term.

7.	Change in Control Provisions. In the event of a Change of Control:
(a)

If Option Is Assumed. If the Option is assumed or substituted for in connection with a Change in Control, then, upon the termination of the Optionee’s employment without cause during the 24-month period following such Change in Control (i) the Option shall become fully vested and exercisable, and (ii) any restrictions, payment conditions, and forfeiture conditions applicable to such Option shall lapse.

(b)

If Option Is Not Assumed. If the Option is not assumed or substituted in connection with a Change in Control, then upon the occurrence of the Change in Control (i) the Option shall become fully vested and exercisable, and (ii) any restrictions, payment conditions, and forfeiture conditions applicable to the Option granted shall lapse.

(c)

Definition of Assumed or Substituted For For purposes of this Section 7, the Option shall be considered assumed or substituted for if, following the Change in Control, the Option remains subject to the same terms and conditions that were applicable to the Option immediately prior to the Change in Control except that the Option confers the right to purchase or receive, for each share subject to the Option, the consideration (whether stock, cash or other securities or property) received in the Change in Control by holders of shares of Stock for each share of Stock held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the greatest number of holders of the outstanding shares).

(d)

Discretionary Cashout. Notwithstanding any other provision of the Plan or this Agreement, in the event of a Change in Control in which the consideration paid to the holders of shares of Stock is solely cash, the Committee may, in its discretion, provide that upon the occurrence of the Change in Control, the Committee may, in its discretion, provide that the Option shall, upon the occurrence of the Change in Control, be cancelled in exchange for a payment in an amount equal to (i) the excess of the consideration paid per share of Stock in the Change in Control over the exercise price per share of Stock subject to the Option multiplied by (ii) the number of Shares granted under the Option that have not been exercised at such time.

8.	Governing Law: This Agreement shall be governed by and construed under the internal laws of the State of Nevada.
9.	Amendment: This Agreement may not be amended, terminated, suspended or otherwise modified except in a written instrument duly executed by both parties.
10.

Entire Agreement: This Agreement (and the other writings incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

EMPLOYERS HOLDINGS, INC.		OPTIONEE

By:		By:
	Douglas D. Dirks		[Insert Name of Optionee]
President and Chief Executive Officer

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